December 28, 2015

For more information contact

Stephen P. Wilson, Chairman and CEO

TO ALL MEDIA:

Steve P. Foster, President

FOR IMMEDIATE RELEASE

at 800-344-BANK

RE:   LCNB’s Wilson sets retirement date, Foster adds CEO to his responsibilities

Lebanon, Ohio:  LCNB Corp. (Symbol: LCNB) The Board of Directors of LCNB Corp. announced on Monday December 28, 2015, that Stephen P. Wilson will retire as Chief Executive Officer of LCNB Corp and its subsidiary, LCNB National Bank, effective December 31, 2015.  Following his retirement, Mr. Wilson will continue to serve as Chairman of the Boards of LCNB Corp and LCNB National Bank. Additionally, to assist with the transition to his successor, Mr. Wilson will continue to be employed by the Bank through June 30, 2016.

At the same meeting, the Board of Directors appointed Steve P. Foster to the position of Chief Executive Officer of LCNB Corp and LCNB National Bank. Mr. Foster will assume these offices on January 1, 2016. Mr. Foster, who has served as President of LCNB Corp and LCNB National Bank since 2008 and a Director since 2005 will continue to serve in such capacities following his appointment as Chief Executive Officer.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned, FDIC insured subsidiary with 37 offices located in Butler, Clinton, Clermont, Fayette, Hamilton, Montgomery, Preble, Ross, and Warren, Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.

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